    As filed with the Securities and Exchange Commission December 13, 1995

                                                      Registration No. 33-32788


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        _______________________________

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                        _______________________________


                                FP BANCORP, INC.

             (Exact name of registrant as specified in its charter)



         DELAWARE                            6712                   33-0018976
(State or other jurisdiction      (Primary Standard Industrial    (IRS Employer
of incorporation or organization)   Classification Code No.)   Identification number)



                            613 WEST VALLEY PARKWAY
                        ESCONDIDO, CALIFORNIA 92025-4929
                                 (619) 741-3312
             (Address of Principal Executive Offices and Zip Code)
                      ____________________________________

                  AMENDED AND RESTATED 1988 STOCK OPTION PLAN
                             OF ENB HOLDING COMPANY
                            (full title of the plan)
                      ____________________________________



      HARVEY L. WILLIAMSON                          COPY TO:
         PRESIDENT/CEO               KURT L. KICKLIGHTER/ERICK R. ALTONA, ESQ.
        FP BANCORP, INC.                     HIGGS, FLETCHER & MACK
    613 WEST VALLEY PARKWAY            2000 FIRST NATIONAL BANK BUILDING
ESCONDIDO, CALIFORNIA 92025-4929             401 WEST "A" STREET
         (619) 741-3312                 SAN DIEGO, CALIFORNIA 92101-7908
                                                 (619) 236-1551


(Name, address, including ZIP Code,
and telephone number, including area code,
of agent for service)
______________________________

PROSPECTUS

                                FP BANCORP, INC.


                                  COMMON STOCK

                               (Par Value $.001)


                               _________________

                              AMENDED AND RESTATED
                           1988 STOCK OPTION PLAN OF
                              ENB HOLDING COMPANY
                               _________________

This Prospectus relates to 250,000 shares of Common Stock offered to employees of the Company and its subsidiaries who have been or may in the future be granted options to purchase such shares pursuant to the Amended and Restated 1988 Stock Option Plan of ENB Holding Company, as amended on November 23, 1993 and March 22, 1994 (the "Plan").

-------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------

This Prospectus does not cover resales of the securities acquired hereunder. However, persons who are not officers or directors of the Company ordinarily may publicly resell shares acquired hereunder without registration under the Securities Act of 1933, as amended (the "Act"), in reliance upon Section 4(1) thereof. Directors of the Company and officers who are affiliates of the Company may not publicly resell shares acquired hereunder without compliance with Rule 144 promulgated under the Act or registration under the Act.

An officer or director of the Company who sells shares of the Common Stock of the Company within six months before or after the purchase of shares under the Plan or after issuance of options under the Plan may be obligated under Section 16(b) of the Securities Exchange Act of 1934, as amended and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder, to pay to the Company all or a portion of any amount of the sales price received for the shares sold in excess of the price paid for the shares so purchased. Officers and directors of the Company are advised to consult their individual counsel in this regard prior to the purchase or sale of any such shares.

                    _______________________________________


               The date of this Prospectus is December 12, 1995

                    _______________________________________

                             AVAILABLE INFORMATION


     FP Bancorp, Inc. (the "Company") is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). All such reports, proxy statements and other information, including the documents incorporated by reference herein, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 75 Park Place, 14th Floor, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.



     The Company's predecessor, FP Bancorp, a California corporation formerly known as ENB Holding Company ("FP Bancorp"), has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the securities being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Copies of the Registration Statement, including exhibits, may be obtained from the Commission upon payment of a prescribed fee, or may be examined without charge at the offices of the Commission.



                       ADOPTION OF REGISTRATION STATEMENT

     Pursuant to Commission Rule 414, the Company hereby adopts the Registration Statement as its own registration statement for purposes of the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act").


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed by the Company or FP Bancorp with the Commission are hereby incorporated into this Prospectus by reference:



     (i) FP Bancorp's Annual Report, as amended, on Form 10-KSB/A for the year ended December 31, 1994;



     (ii) FP Bancorp's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995;



     (iii) The Company's Quarterly Report on Form 10-QSB for the quarters ended June 30, 1995 and September 30, 1995; and

     (iv) The description of the Company's Common Stock contained in FP Bancorp's registration statement on Form S-4 under the Securities Exchange Act of 1934, Registration No. 33-87388, including any amendment or report filed for the purpose of updating such description.



     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered by this Prospectus have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed document modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



     The Company will provide without charge a copy of any or all of the foregoing documents incorporated by reference in the Registration Statement (other than exhibits to the information incorporated by reference unless such exhibits are specifically incorporated by reference to the foregoing documents) upon the written or oral request of any person, including any beneficial owner, to whom a copy of this Prospectus is delivered. Requests should be directed to FP Bancorp, Inc., Attention: Secretary, 613 West Valley Parkway, Escondido, California 92025-4929; (619) 741-3312.


     Reference is also made to the most recent Appendix hereto, which is a part of this Prospectus and which contains information about (1) the names of the members of the Board of Directors, or the Committee, administering the Plan;
(2) the number of persons eligible to participate in the Plan and the number of persons participating; and (3) the tax effects of the Plan.

                               TABLE OF CONTENTS


              AVAILABLE INFORMATION                             2

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE   2

              THE COMPANY                                       4

              THE PLAN                                          4
                  General                                       5
                  Administration of the Plan                    5
                  Eligibility                                   5
                  Shares Covered by the Plan                    6
                  Exercise Price                                6
                  Options Nontransferable                       7
                  When Options May Be Exercised                 7
                  Payment Upon Exercise of Options              7
                  Termination of Options                        8
                  Corporate Reorganizations                     8
                  Amendment and Termination of the Plan         9

              CERTAIN FEDERAL AND STATE LAWS                    9

              FEDERAL INCOME TAX CONSEQUENCES                  10

              EXPERTS                                          10

              LEGAL OPINION                                    10




AN APPENDIX TO PROSPECTUS DATED DECEMBER 12, 1995 RELATING TO SHARES OFFERED UNDER THE AMENDED AND RESTATED 1988 STOCK OPTION PLAN OF ENB HOLDING COMPANY, AS AMENDED NOVEMBER 23, 1993 AND MARCH 22, 1994 IS ATTACHED HERETO.


                                  THE COMPANY


     This Prospectus relates to the shares of Common Stock, $.001 par value (the "Common Stock"), of FP Bancorp, Inc., 613 West Valley Parkway, Escondido, California 92025-4929, (619) 741-3312, which may be issued on exercise of options granted or to be granted under the Amended and Restated 1988 Stock Option Plan of ENB Holding Company, as amended on November 23, 1993 and March 22, 1994 (the "Plan").

                                   THE PLAN

General


     The Board of Directors of the Company's predecessor, FP Bancorp, a California corporation formerly known as ENB Holding Company ("FP Bancorp"). adopted the Plan on January 18, 1988, and the shareholders of FP Bancorp approved the Plan at their Annual Meeting of June 16, 1988. The Plan was subsequently amended by FP Bancorp's Board of Directors as of February 22, 1990, November 23, 1993 and March 22, 1994. Effective April 11, 1995, FP Bancorp was merged with and into the Company and the Company thereupon assumed all of FP Bancorp's rights and duties under the Plan.


     Under the Plan, options may be granted to employees to purchase shares of the Company's Common Stock. The Plan is designed to enable the Company and its subsidiaries to attract, retain and motivate eligible persons by providing for or increasing the proprietary interests of such persons in the Company. The Plan provides for options which qualify as incentive stock options ("Incentive Options") under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), as well as options which do not so qualify ("Non-Qualified Options") (collectively, "Options"). The Plan will terminate on January 17, 1998, unless terminated earlier by the Board.

Administration of the Plan

     The Plan is administered by the Company's Board of Directors (the "Board"). The name and address of each member of the Board is set forth in the current Appendix. Members of the Board are elected at each annual meeting of the shareholders and hold office until the next annual meeting. In its discretion, the Board may appoint a committee (the "Committee") of not less than three members of the Board. A member of the Committee shall not be eligible to vote upon or approve the granting of any Option under the Plan to such member.

     The interpretation and construction by the Board of any term or provision of the Plan or of any option granted under it shall be final. The Board, or by delegation from the Board, the Committee, may from time to time adopt rules and regulations for carrying out this Plan and, subject to the provisions of this Plan, may prescribe the form or forms of the instruments evidencing any option granted under this Plan.

     Subject to the provisions of this Plan, the Board or, by delegation from the Board, the Committee shall have full and final authority in its discretion to select the persons to be granted options, to grant such options and to determine the number of shares to be subject thereto, the exercise prices, the terms of exercise, expiration dates and other pertinent provisions thereof.

Eligibility

     Key employees of the Company, a parent or a subsidiary of the Company are eligible to receive Options under the Plan, as selected by the Board or the Committee.

     The approximate number of persons eligible for participation in the Plan and the approximate number of persons participating in the Plan are set forth in the current Appendix.

Shares Covered by the Plan


     The maximum number of shares of stock for which Options may be exercised currently is 250,000 shares of the Common Stock, $.001 par value, of the Company, subject to the adjustments provided for in the following paragraph. Shares of stock subject to the unexercised portions of any Options granted under this Plan which expire or terminate or are canceled may again be subject to Options under the Plan.


     The number and/or kind of shares covered by the Plan is subject to proportionate adjustment if the outstanding shares of Common Stock are changed in number or kind by reason of stock splits, stock dividends, corporate reorganizations, recapitalization, or the like. The number and/or kind of shares covered by outstanding Options issued under the Plan are also subject to adjustment upon the occurrence of any such event. Any such adjustment in outstanding Options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such Options, but with a corresponding adjustment in the exercise price per share.


     This Prospectus relates to the shares that are subject to outstanding Options and shares that remain available for future Options under the Plan.
The Plan originally provided for Options with respect to 75,000 shares of FP Bancorp common stock. As a result of a 2% stock dividend declared in February 1988, a 4% stock dividend declared in January 1989, a 5% stock dividend declared in January, 1990 and a 10% stock dividend declared in March 1991, the number of shares available for purchase pursuant to the exercise of Options granted under the Plan was increased to 90,090. On November 23, 1993 and March 22, 1994, the Board increased the number of shares subject to the Plan to 250,000 and such increase was subsequently approved by FP Bancorp's shareholders.


     There is no limit upon the number of shares which may be granted as Non-Qualified Options under the Plan to any one consultant or employee, except that no Option may be granted to any consultant or employee who owns stock possessing more than ten percent (10%) of the voting power of the Company. However, the aggregate fair market value of the stock for which Incentive Options granted to any one employee shall not exceed the maximum amount currently specified by law, $100,000, with fair market value determined as of the time each respective option is granted. For purposes of such determination, all options under the Plan and under all stock option plans of the Company, its parents and subsidiaries are included if such options may by their terms first become exercisable during any calendar year after December 31, 1986.

Exercise Price

     The exercise price which must be paid for Common Stock upon exercise of any Option may not be less than one hundred percent (100%) of the fair market value of the stock on the date the grant of the Option is approved by the Board or Committee.

Options Nontransferable

     All Options are nontransferable other than upon the optionee's death by will or the laws of descent and distribution, may not be pledged or hypothecated and are exercisable during the optionee's lifetime only by the optionee.

When Options May Be Exercised

     No Option granted under the Plan may be exercised in whole or in part more than ten (10) years after its date of grant. The exercise or vesting periods for the Options granted under the Plan are set forth in the individual Option agreements at the Board's discretion; provided, however, that vesting is required to occur at the rate of at least twenty percent (20%) per year over a five (5) year period. Vesting may be accelerated upon the occurrence of certain events. See "The Plan - Corporate Reorganizations".

     Subject to the limitations imposed by the Plan and applicable law, the Board or Committee determines the time or times and the conditions under which each Option is exercisable. Options granted under the Plan may become exercisable in installments if specified in the individual option agreements, and in that case, the installments are cumulative so that each matured but unexercised installment remains exercisable until the entire Option expires or is terminated.

Payment Upon Exercise of Options

     Upon exercise of an Option under the Plan, the stock purchased must be paid for in full. Payment for stock upon exercise of an Option generally must be in cash, but option agreements under the Plan may allow the optionee to pay for optioned shares upon exercise of Options wholly or partially in installments.

     All funds received or held by the Company under the Plan will be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest will be paid to any participant or credited under the Plan.

Termination of Options

     Each of the Options terminates ten (10) years from its date of grant; provided, however:

     (i) Termination of Employment. Except as set forth in (i), above, if the optionee's employment with the Company or any of its parents or subsidiaries terminates for any reason other than death, then only that portion of the Option exercisable at the time of termination may be exercised for a period not to exceed thirty (30) days thereafter, but in no case after it expires by its terms. If termination is by reason of the optionee's retirement (with the Company's written consent), the period of exercise shall be extended to three
(3) months, but in no case beyond the expiration of the Option in accordance with its terms. If termination is by reason of the optionee's permanent and total disability, the period of exercise shall be extended to one (1) year, but in no case beyond the expiration of the Option in accordance with its terms.

     (ii) Death of Optionee. If the optionee dies during the term of the Option, the portion of the Option exercisable when he died may be exercised for one year thereafter, but not after it expires by its terms, by the optionee's legal representatives or by the person to whom the optionee's rights under the Option pass by will or the laws of descent and distribution.

     (iii) Continuity of Employment. An Option shall not be exercisable by the optionee in any part unless at all times since the date of grant the optionee has, except for duly granted leave or sick leave not to exceed ninety (90) days, been in the continuous employ of the Company or a parent or subsidiary thereof, until the vesting of the portion of the Option as set forth in the optionee's option agreement.

     (iv) California Nonresidents. If so provided in an optionee's option agreement, an Option may not be exercisable in the event such optionee becomes a resident of a state other than California.

Corporate Reorganizations


     Subject to any required action by the shareholders, in case the Company is merged or consolidated with another corporation, and if the Company shall be the surviving corporation in any such event, each outstanding Option, whether or not then exercisable, shall pertain to and apply to the securities to which a holder of the number of shares subject to the Option would have been entitled. Pursuant to such provisions, all of the Options were converted into options for shares of Common Stock upon the reincorporation of FP Bancorp, a California corporation formerly known as ENB Holding Company, as a Delaware corporation effective April 11, 1995.

     In case (i) the property or stock of the Company is acquired by another corporation; (ii) of a separation or liquidation of the Company or (iii) of a merger or consolidation in which the Company is not the surviving corporation, such event shall cause each outstanding Option to terminate, provided that an optionee who possesses an outstanding Option, whether or not then exercisable, shall, in such event, have the right for ten (10) days immediately prior to the effective date of such event, to exercise the optionee's Option in whole or in part.

Amendment and Termination of the Plan

     The Board has the right to amend, suspend or terminate the Option Plan at any time; provided, however, that no such action shall affect or in any way impair the rights of an optionee under any Option theretofore granted under the Plan without the consent of the optionee or the transferee of the Option; and provided further that no such action, without approval of the stockholders, may: (a) increase the total number of shares of stock which may be sold or transferred pursuant to Options granted under the Plan; (b) change the designation of class of persons eligible to participate in the Plan; (c) decrease the minimum Option price specified in the Plan; (d) extend the maximum term of Options granted thereunder; or (e) extend the term of the Plan.

                         CERTAIN FEDERAL AND STATE LAWS

Employee Retirement Income Security Act of 1974

     The Plan is not subject to the Employee Retirement Income Security Act of 1974 or qualified under Section 401 of the Code. Participants will receive a copy of the Company's annual report and other communications distributed to all stockholders generally.

Section 16 Provisions

     Granting of Options to officers, directors or 10% stockholders of the Company could be subject to the provisions of Section 16(b) of the Exchange Act, under which a purchase of Common Stock within six months before or after any sale of such stock could result in recovery by the Company of all or a portion of any amount by which the sale proceeds exceed the purchase price. Such officers, directors and 10% stock holders are required to file reports of changes in beneficial ownership under Section 16(a) of the Exchange Act upon acquisitions of Options, and upon dispositions of Options or shares.
Officers, directors and 10% stockholders should consult counsel prior to the acquisition or disposition of any shares or any Option.

Resales of Common Stock

     Persons who are not affiliates of the Company may sell shares of Common Stock purchased upon exercise of Options covered by the Registration Statement of which this Prospectus is a part without compliance with the registration and prospectus delivery requirements of the Securities Act. Resales of shares of Common Stock purchased upon exercise of Options by affiliates are restricted under the provisions of the Securities Act and the rules and regulations of the Commission thereunder, including Rule 144.

Indemnification


     In 1988, the Board of Directors and shareholders of FP Bancorp approved an amendment to FP Bancorp's articles of incorporation that substantially limited the personal liability of directors and officers resulting from certain breaches of such directors' or officers' fiduciary duty, as permitted by California legislation enacted in 1987. The primary purpose of the amendment was to enhance the FP Bancorp's ability to attract and retain qualified officers and members of the Board of Directors and to encourage directors and officers to continue to make independent and entrepreneurial decisions in good faith on behalf of FP Bancorp. The amendment eliminated the liability of directors and officers to FP Bancorp and its shareholders for monetary damages for certain breaches of the director's or officer's fiduciary duty, but it does not otherwise affect such duty. While FP Bancorp believed that the amendment would have a positive effect, the amendment could have impaired the ability of FP Bancorp or its shareholders to bring certain types of legal actions against the FP Bancorp's directors and officers. FP Bancorp's shareholders also amended FP Bancorp's Bylaws to broaden the range of indemnification allowed directors and officers, as permitted under California law.



     Indemnification of Company directors and officers is governed by the applicable provisions of its Certificate of Incorporation (the "Certificate") and By-laws and by Delaware law. California and Delaware have similar laws regarding indemnification of directors, officers, employees and other agents (collectively, "Indemnitees"). However, the Certificate is potentially more expansive than FP Bancorp's articles of incorporation in that the Certificate incorporates future amendments to Delaware law. Further, while FP Bancorp's articles of incorporation permitted FP Bancorp to indemnify its Indemnitees to the fullest extent allowed under California law, the Certificate requires the Company to indemnify its Indemnitees to the fullest extent allowed under Delaware law.



     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the Company's Certificate or By-laws, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                        FEDERAL INCOME TAX CONSEQUENCES

     A summary of federal income tax effects of the Options is set forth in the current Appendix to this Prospectus.

                                    EXPERTS


     The consolidated financial statements of the Company as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 incorporated by reference in this Prospectus have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in accounting for investments during 1994 and a change in accounting for income taxes during 1993.


                                 LEGAL OPINION

     The legality of the securities being offered hereby has been passed upon by Higgs, Fletcher & Mack, corporate counsel for the Company.

                                FP BANCORP, INC.

                       APPENDIX DATED DECEMBER 12, 1995
                    TO PROSPECTUS DATED DECEMBER 12, 1995
           RELATING TO SHARES OFFERED UNDER THE AMENDED AND RESTATED
                 1988 STOCK OPTION PLAN OF ENB HOLDING COMPANY
                        _______________________________

     The principal executive offices and corporate headquarters of FP Bancorp, Inc. (the "Company") are located at 613 West Valley Parkway, Escondido, California 92025-4929. (Telephone (619) 741-3312).

                           ADMINISTRATION OF THE PLAN

     The names and addresses of the Board of Directors of the Company are as follows:


Name                   Business Address
----                   ----------------
Mark N. Baker          P.O. Box 2487
                       Escondido, CA  92025

Earle W. Frey, Jr.     P.O. Box 271220
                       Escondido, CA  92027

Robert W. Klemme       3400 Central Avenue, #325
                       Riverside, CA  92506

Joseph J. Kuebler      Kuebler & Thomas
                       43500 Ridge Park Drive, Suite 104
                       Temecula, CA  92590

Randall C. Luce        3400 Central Avenue, #325
                       Riverside, CA  92506

Larry R. Markham       41750 Winchester Road, Suite N
                       Temecula, CA  92590

Richard W. McBride     Southern Contracting Co.
                       599 North Twin Oaks Valley Road
                       San Marcos, CA  92060

Richard S. Spanjian    7315 El Fuerte Street
                       Carlsbad, CA  92009

                                       1

Robert M. Spanjian     2141 Palomar Airport Road, Suite 130
                       Carlsbad, CA  92009

Richard B. Thomas      3400 Central Avenue, #325
                       Riverside, CA  92506

Michael W. Wexler      Pine Tree Lumber Company, Inc.
                       707 North Andreason
                       Escondido, CA  92025

Harvey L. Williamson   FP Bancorp, Inc.
                       613 W. Valley Parkway
                       Escondido, CA  92025-4929

                   NUMBER OF PERSONS ELIGIBLE TO PARTICIPATE

     Approximately 15 persons are eligible to participate in the Plan. Approximately 15 persons are currently participating in the Plan.

                         SECURITIES SUBJECT TO THE PLAN

     As of October 1, 1995, options covering 155,775 of the 250,000 shares of the Company's Common Stock available under the Plan have been granted to eligible persons. As of such date, 939 shares of Common Stock had been issued under the Plan, and 93,306 shares were reserved and available for additional grants under the Plan. The following table sets forth the number of shares, option prices and expiration dates with respect to the options outstanding under the Plan as of October 1, 1995.



 Year                      Number        Option Price      Year of
of Grant                 of Shares        Per Share       Expiration
--------                 ---------        ---------       ----------
 1988                     25,826            $14.78           1998
 1988                       none                --             --
 1989                       none                --             --
 1990                      7,975             19.09           1995
 1991                      1,650             17.73           1996
 1992                     12,500             11.00           1996
 1993                    104,336              6.00           2003
 1994                     12,205(1)           6.00(1)        2004
 1995 (through
   October 1)               none                --             --

-------------

(1) Does not include repricing of all outstanding options to $5.15 per share during 1994.

     The foregoing information will be updated annually by information in the Company's Annual Report to Shareholders which is hereby incorporated herein by this reference.

                        FEDERAL INCOME TAX CONSEQUENCES

     Options which have been and may be granted under the Plan in the future may be intended either to qualify as incentive stock options within the meaning of Section 422 ("Code Section 422") of the Code or to be non-qualified options. The Plan is not qualified under Section 401(a) of the Code. The following is a general summary of the material federal income tax consequences of incentive stock options and non-qualified options. This summary is not intended to describe all federal income tax consequences pertaining to administration of the Plan, Optionees or the Company, nor does it include a description of any state or local tax consequence which may result.

Tax Consequences to Optionees - Incentive Stock Options

     The incentive stock options to be granted under the Plan have been or will be issued in accordance with the federal income tax rules regarding incentive stock options generally which are set forth in Code Section 422. The term "incentive stock option" means an option granted to an individual for any reason connected with his or her employment by an employer or a parent or subsidiary corporation of the employer. As such, only "employees" are eligible to participate. Employees must be employed on a full-time basis and, accordingly, directors of an employer who are not also officers or otherwise employed by the entity are ineligible to participate.

     Options which qualify as incentive stock options are entitled to special tax treatment. If shares purchased pursuant to the exercise of such an option are not disposed of by the Optionee within two years from the date of granting of the option or within one year after the issue of the shares to the Optionee upon exercise of the incentive option, whichever is longer, then (i) no income will be recognized to the Optionee upon the granting or exercise of the option;
(ii) any gain or loss will be recognized to the Optionee only upon ultimate disposition of the shares as a long term capital gain or loss; (iii) the Optionee's basis in the shares purchased will be equal to the amount of cash paid for such shares; and (iv) the Company will not be entitled to a federal income tax deduction in connection with the exercise of the option. Incentive stock options exercised more than three months after termination of employment, other than by reason of death, are treated as non-qualified options.

     Options intended to qualify for incentive stock option treatment will not so qualify under certain circumstances. Options shall not receive incentive stock option treatment to the extent that in any calendar year, the fair market value of incentive stock options of an Optionee that first become exercisable in that year exceeds $100,000. In making this calculation, fair market value is determined as of the date of grant of the options, and all options intended to receive incentive stock option treatment under the Plan or any other plan of the Company are aggregated together for purposes of making the calculation.

     If the Optionee disposes of the shares acquired by exercise of an incentive stock option before the expiration of the holding period described above, the Optionee must treat as ordinary income in the year of that disposition an amount equal to the lesser of (1) the fair market value of the stock on the date of exercise over the option price of the stock or (2) the amount realized on disposition over the adjusted basis of the stock. In addition, the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.

     If the exercise price of an option is paid by surrender of previously owned shares, the basis of the shares received in replacement of the previously owned shares of Common Stock is generally carried over to the new issued shares. If, however, the option is an incentive stock option, the Optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

     In order to receive favorable tax treatment, an Optionee must also be employed for the entire term from the date of the granting of the incentive stock option until three (3) months before the date of exercise, whether or not the option is exercised in full or in part. This three (3) month period is extended to twelve (12) months in cases where employment ceases due to the permanent and total disability of the Optionee, i.e., defined to mean that he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to continue for a period of not less than twelve (12) months. Where death of an Optionee occurs during the term of the employment, the employment condition is waived, as is the holding period requirement, relative to long-term capital gain treatment. The estate representative of the deceased Optionee may exercise the option in whole or in part without regard to the holding requirements.

     Under the general tax rules, an incentive stock option, by its terms, must be exercisable within ten (10) years from the date of grant in order to comply with the tax rules. Under the terms of the Plan, options may not be granted for option terms exceeding ten (10) years. In addition, an option may not be granted to an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the employer corporation or its parent or subsidiary corporation.

Tax Consequences to Optionees - Non-qualified Options

     Under present regulations the value of a non-qualified option (one not meeting the requirements of Code Section 422) is not currently taxable to the Optionee, and no deduction is afforded the granting corporation unless the option has a readily ascertainable fair market value and is not subject to a substantial risk of forfeiture. Ordinarily, the value of a non-qualified option is not readily ascertainable unless the option is actively traded on an established market. In other cases an Optionee must show that the option is freely transferable and immediately exercisable (as well as meeting certain other conditions) in order to establish a readily ascertainable value. Also, an employee who receives a stock option which is subject to restrictions which create a substantial risk of forfeiture (within the meaning of Section 83 of the Code) will not normally recognize any income in the year in which the option is granted.

     When a non-qualified stock option granted pursuant to the Plan is exercised, the employee will realize ordinary income measured by the difference between the aggregate purchase price of the shares of Common Stock as to which the option is exercised and the aggregate fair market value of shares of the Common Stock on the exercise date, and the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income. Officers and directors of the Company generally are taxed when the restrictions on sale under section 16(b) of the Securities Exchange Act of 1934 expire rather than on the date of exercise. The Company receives a corresponding deduction in the year in which income is recognized by the Optionee.

     The Optionee's basis in the shares acquired will be equal to the option price plus the amount of ordinary income upon which he is taxed. Upon subsequent disposition of the shares, the Optionee will realize capital gain or loss, long-term or short-term, depending upon the length of time the shares have been held since the option was exercised.

     If an Optionee exercises a non-qualified option by delivering Common Stock as part of all of the payment for acquiring the shares, no gain or loss will be recognized with respect to the shares delivered to the Company, and the Optionee will be taxed at ordinary income rates on an amount equal to the excess of the fair market value of the shares the Optionee is entitled to receive on the date of exercise over the option price. The Optionee's basis in the surrendered shares, and the basis in the additional shares obtained by the exercise of the option will be the sum of the amount of compensation realized and any cash paid, apportioned pro rata among those additional shares. The Optionee's holding period in the shares received in exchange for the shares surrendered, and the holding period for the additional shares obtained by the exercise of the option will be based on the date of exercise.

Tax Consequences to the Company

     No deduction is permitted the Company at the time of an incentive stock option grant, nor at the exercise or disposition of the stock when received by Optionee. However, in instances where an Optionee realizes ordinary income from the exercise of an incentive stock option or an exercise of a non-qualified option, the Company is entitled to a deduction equal to the amount of the ordinary income realized. The deduction would be charged against the Company's earnings and profits. Thus, in cases where an Optionee disposes of stock, other than during insolvency proceedings, within two (2) years after the date the option is granted or within one (1) year after receiving the stock upon exercise of the option, whether in whole or in part, the Optionee will realize ordinary income in the taxable year of the disposition as to any gain up to the amount of the fair market value of the stock on the date the option was exercised and the Company may expense a like amount as compensation paid to the Optionee.

Tax Consequences Concerning Plan Administration

     The Code prevents the "pyramiding" of stock acquired through the exercise of incentive stock options. In short, the anti-pyramiding rules prevent the use of stock received from the earlier exercise of an incentive stock option to be exchanged in payment for stock to be received upon the exercise of the subsequent incentive stock options, unless the transferred option stock satisfies, at the time of the exchange, both the two (2) year and the one (1) year holding period requirements. If not, the transfer of the earlier acquired shares will be taxable under the ordinary rules for disqualifying incentive stock option dispositions.

Tax Rates

     Under the Internal Revenue Code of 1986, as amended through the Revenue Reconciliation Act of 1993, (i) the maximum individual income rate is thirty-nine and six tenths percent (39.6%); (ii) the maximum income tax rate applicable to any long-term capital gain is twenty-eight percent (28%); (iii) the deductibility of investment interest is substantially limited; and (iv) the alternative minimum tax rate is twenty-six percent (26%) of the alternative minimum taxable income up to $175,000 ($87,500 for married individuals filing separate returns) and twenty-eight percent (28%) of any excess. Optionees are advised to consult their personal tax advisors with respect to the tax effects of their exercise of any options and the disposition of any shares acquired in light of their personal facts and circumstances.

Tax Preferences

     Under the Code, the amount by which the fair market value of the shares received on exercise of an Incentive Option exceeds the exercise price of such shares is an item of "tax preference" and will be included in the calculation of the "alternative minimum tax" imposed on individual taxpayers. The alternative minimum tax is equal to the amount by which twenty-four percent (24%) of the alternative minimum taxable income (reduced by certain exemption amounts ranging up to $45,000 for a joint return) exceeds the regular tax for the taxable year. The exemption amounts are subject to a phase out, to the extent that the alternative minimum taxable income exceeds certain amounts ranging from $75,000 to $150,000, depending on the marital status of the taxpayer.

Interest Deduction

     The federal tax deductibility of interest paid on money borrowed for investment purposes is limited to the taxpayer's net investment income for the year. This limitation affects interest paid on money borrowed to purchase shares on exercise of stock options.

Excise Tax On Excess Parachute Payments

     The code imposes an excise tax of twenty percent (20%) of any "excess parachute payments" received by any employee. An employee generally will be deemed to have received a "parachute payment" if he receives payments in the nature of compensation which (1) are contingent on a change in the ownership or control of the employer, and (2) exceed in the aggregate three times the "base amount." The "base amount" generally is the average of the employee's annual compensation for the five (5) years prior to the change in ownership or control. "Excess parachute payment" is defined as the excess of such payments over the base amount.

     Under the Plan, outstanding options which are not yet exercisable may become exercisable in the event the Company is acquired, merges or liquidates. See "The Plan - Corporate Reorganizations." In such event, any difference between the fair market value and the exercise price of any shares issuable in respect of such options may be characterized as parachute payments if the sum of such amounts and any other such contingent payments received by the employee exceeds three times such employee's base amount. As a result, such employee could be subject to the twenty-percent (20%) excise tax on any resulting excess parachute payments.

Miscellaneous

     The preceding discussion is based on federal tax laws and regulations as in effect on the date of this Appendix and does not purport to be a complete description of the federal income tax aspects of stock options. No information is provided herein with respect to estate, inheritance, state or local tax laws, although there may be certain tax consequences upon the receipt or exercise of an option or the disposition of the acquired shares under those laws. Optionees, therefore, are advised to consult their personal tax advisors with regard to all possible consequences arising from the granting or exercise of a stock option, and the disposition of the acquired shares.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Exhibits.

     The following exhibits are filed as part of this Registration Statement:


    Item 601 of
   Regulation S-B
  Exhibit Reference
       Number                           Description of Exhibit
  -----------------                     ----------------------
       4.1*                 Amended and Restated 1988 Stock Option Plan of
                            ENB Holding Company, as amended on
                            November 23, 1993 and March 22, 1994

       4.2*                 Form of Incentive Stock Option Agreement

       5 Opinion of Higgs, Fletcher & Mack as to the legality of securities being registered.

      24.1                  Consent of Higgs, Fletcher & Mack (included in
                            Exhibit 5).

      24.2                  Consent of KPMG Peat Marwick, LLP

      25                    Powers of Attorney (included in signature page)

*  previously filed as an exhibit to this Registration Statement

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Escondido, State of California, on the 12th day of December, 1995.

Date:  December 12, 1995       FP BANCORP, INC.
                                 (Registrant)


                                 By:   /s/   HARVEY L. WILLIAMSON
                                    -----------------------------------------
                                    Harvey L. Williamson, President


                               POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Harvey L. Williamson and Michael J. Perdue, or either of them, his attorney-in-fact, each with power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby ratifies and confirms all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the dates indicated.

Name                             Capacity                         Date
----                             --------                         ----
/s/   MARK N. BAKER
_____________________________    Director                         December 12, 1995
Mark N. Baker

/s/   EARLE W. FREY, JR.
_____________________________    Director                         December 12, 1995
Earle W. Frey, Jr.

/s/   ROBERT W. KLEMME
_____________________________    Director                         December 12, 1995
Robert W. Klemme

/s/   JOSEPH J. KUEBLER
_____________________________    Director                         December 12, 1995
Joseph J. Kuebler

/s/   RANDALL C. LUCE
_____________________________    Director                         December 12, 1995
Randall C. Luce

Name                             Capacity                         Date
----                             --------                         ----


    /S/ LARRY R. MARKHAM         Director                         December 12, 1995
-----------------------------
        Larry R. Markham

   /s/ RICHARD W. MCBRIDE        Director                         December 12, 1995
-----------------------------
      Richard W. McBride

  /s/ RICHARD S. SPANJIAN        Director                         December 12, 1995
-----------------------------
      Richard S. Spanjian

  /s/ ROBERT M. SPANJIAN         Director                         December 12, 1995
-----------------------------
     Robert M. Spanjian

  /s/ RICHARD B. THOMAS          Director                         December 12, 1995
-----------------------------
      Richard B. Thomas

  /s/ MICHAEL W. WEXLER          Director                         December 12, 1995
-----------------------------
      Michael W. Wexler

  /s/ HARVEY L. WILLIAMSON       Director, Chief                  December 12, 1995
-----------------------------    Executive Officer
     Harvey L. Williamson        (Principal Executive Officer)


  /s/ MICHAEL J. PERDUE          Chief Financial Officer          December 12, 1995
-----------------------------    and Executive Vice
      Michael J. Perdue          President (principal financial
                                 officer and principal
                                 accounting officer)


  /s/  HARVEY L. WILLIAMSON
-----------------------------
     Harvey L. Williamson
     Attorney-in-fact

                                 EXHIBIT INDEX




Exhibit
-------
 4.1*      Amended and Restated 1988 Stock Option Plan of
           ENB Holding Company, as amended on
           November 23, 1993 and November 22, 1994

 4.2*      Form of Incentive Stock Option Agreement

 5 Opinion of Higgs, Fletcher & Mack as to the legality of securities being registered.

23.1       Consent of Higgs, Fletcher & Mack (included in
           Exhibit 5).

23.2       Consent of KPMG Peat Marwick LLP

24         Powers of Attorney (included in signature page)


* previously filed as an exhibit to this Registration Statement